EXHIBIT 23.4

17 August 2009

To the Directors of Genterra Inc. and
Consolidated Mercantile Incorporated

Dear Sirs,

Corporate Valuation Services Limited and James P. Catty, MA, CA,CPA, CFA, CBV, CFE, hereby consent to the filing of the attached Fairness Opinion and Genterra Inc. Formal Valuation dated January 26, 2009 relating to the Amalgamation of Genterra Inc. and Consolidated Mercantile Incorporated, with the Securities Exchange Commission.

Yours very truly,
CORPORATE VALUATION SERVICES LIMITED
Per

James P. Catty, MA, CA•CBV, CPA/ABV, CFA, CVA, CFE.
President